UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 29, 2018
Stratus Properties Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-37716	72-1211572
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

212 Lavaca St., Suite 300
Austin, Texas	78701
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: (512) 478-5788

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR § 240.12b-2).

Emerging growth company [ ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [ ]

Item 1.01. Entry into a Material Definitive Agreement.

On June 29, 2018, Stratus Properties Inc. (“Stratus”) entered into a Loan Agreement (the “Loan Agreement”) by and between Stratus and certain of its wholly-owned subsidiaries, Stratus Properties Operating Co., L.P., Circle C Land, L.P., Austin 290 Properties, Inc., The Villas at Amarra Drive, L.L.C., 210 Lavaca Holdings, L.L.C., Magnolia East 149, L.L.C., and Stratus Lakeway Center, L.L.C. (collectively with Stratus, the “Borrowers”), as borrowers, and Comerica Bank (“Comerica”), as lender. The Loan Agreement modifies, increases and extends, Stratus’ $52.5 million credit facility with Comerica (the “Prior Loan Agreement”), which was comprised of a $45.0 million revolving credit facility and a $7.5 million letters of credit tranche that was scheduled to mature on November 30, 2018.

The Loan Agreement provides for: (1) an increase in the revolving credit facility from $45.0 million to $60.0 million, (2) a $7.5 million sublimit for letters of credit issuance, (3) an additional estimated $20.3 million collateral added to the borrowing base in consideration of the increase in the revolving credit facility, and (4) extends the maturity date from November 30, 2018 to June 29, 2020. Under the terms of the $60.0 million promissory note evidencing the Loan Agreement, the interest rate applicable to amounts borrowed is equal to an annual rate of LIBOR plus 4.0% or the prime referenced rate plus 1.0%.

Proceeds from the revolving credit facility shall be used to fund Stratus’ working capital needs, including land acquisitions; however, without prior approval from Comerica, individual land acquisitions shall not exceed $3.0 million and aggregate land transactions shall not exceed $10.0 million.

The Loan Agreement contains customary financial covenants, including a requirement that Stratus maintain at all times (1) a net asset value of $125.0 million and (2) aggregate promissory note debt-to-gross asset value at all times of less than 50%. Repurchases of shares of Stratus’ common stock in excess of $1,000,000 in the aggregate during the term of the loan would require Comerica’s prior written consent.

Repayments under the Loan Agreement can be accelerated by Comerica upon the occurrence of certain customary events of default. Stratus' obligations under the Loan Agreement are secured by substantially all of Stratus' assets, except for properties that are encumbered by separate loan financing.

As of June 29, 2018, the principal balance outstanding under the revolving credit facility was $43.9 million, and letters of credit totaling $4.1 million were committed against the revolving credit facility.

The foregoing summary of the Loan Agreement and the Promissory Note does not purport to be complete and is subject to, and qualified in its entirety by, reference to the full text of the Loan Agreement and the Promissory Note, each of which are filed as exhibits hereto and incorporated by reference herein.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosures set forth in Item 1.01 above are incorporated by reference into this Item 2.03.

Item 8.01. Other Events.

Stratus issued a press release dated July 5, 2018, announcing the increase and extension of its revolving credit facility. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated in this Item 8.01 by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Exhibit Title
10.1	Loan Agreement by and between Stratus Properties Inc., certain of its subsidiaries and Comerica Bank, dated as of June 29, 2018.
10.2	Revolving Promissory Note by and between Stratus Properties Inc., certain of its subsidiaries and Comerica Bank, dated as of June 29, 2018.
99.1	Press release dated July 5, 2018, titled “Stratus Properties Inc. Announces Increase and Extension of Its Revolving Credit Facility.”

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Stratus Properties Inc.

By:/s/ Erin D. Pickens
Erin D. Pickens
Senior Vice President and
Chief Financial Officer
(authorized signatory and
Principal Financial Officer)

Date: July 5, 2018